Exhibit 99.1

CarbonMeta Technologies Issues 4th Quarter Shareholder Update

Carbon Conversion Group, CarbonMeta Technologies Saudi Arabia, Joint Venture Initiatives

Woodinville, WA – (October 27, 2023) CarbonMeta Technologies Inc. (OTC PINK:COWI) today provides the following shareholder letter from Lloyd Spencer, President and CEO.

To our valued Shareholders:

As President and CEO of CarbonMeta Technologies, I must thank you again for your continued patience and support. The following update addresses many questions that we have received from current and prospective shareholders about our progress and plans; we trust that our shareholders will continue to give valuable feedback to our Investor Relations team.

Carbon Conversion Group “Spin Out”

As announced earlier, CarbonMeta Technologies’ shareholders will receive 1 common share of Carbon Conversion Group, Inc. stock for every 3,000 common shares of CarbonMeta Technologies common stock (OTC PINK:COWI) owned on the record date of June 23, 2023. The Company initiated the distribution of Carbon Conversion Group common stock shares to CarbonMeta Technologies’ shareholders, who will receive notification in the fourth quarter of 2023 (Q4-2023).

The Company is in the final stages of working with strategic investors, and receiving regulatory approvals from FINRA (Financial Industry Regulatory Authority) and the SEC (Securities and Exchange Commission) to complete the spin-out in Q4-2023.

Carbon Conversion Group, Inc. (CCG), has already realized revenues and accrued prepaid revenues resulting from the sale of solar panels and accompanying materials. As well, Carbon Conversion Group has been actively engaging with city and state officials to explore cooperative development opportunities for innovative waste remediation facilities in the United States.

Through service contract and technology licensing agreements, CarbonMeta Technologies is continuing to provide research and development support to Carbon Conversion Group for scaling up the unique technologies and solutions that have been developed by CarbonMeta Technologies, including microwave catalysis for transforming waste plastics into valuable resources, and producing carbon negative EarthCrete.

CarbonMeta Technologies Saudi Arabia

In August 2023, CarbonMeta Technologies Limited was registered in Saudi Arabia, and will soon begin a pilot project in Q4-2023 to produce precast concrete pavers, blocks and street furniture that capture CO2 during manufacturing process. This initiative is the result of a collaboration effort with Saudi Investment Recycling Company (SIRC) that has been in the planning stages during the past 18 months.

The pilot project will prototype the development of manufacturing processes needed to convert construction waste into source materials and scale up those manufacturing processes to meet the volume and quality production requirements of key construction contractors in Saudi Arabia. Further details will be announced in the coming weeks.

Joint Venture Initiatives

In April 2023, CarbonMeta Technologies and North Bay Resources Inc. signed a Binding Memorandum of Understanding (“MOU”) to create a joint venture subsidiary called CarbonMeta Green Resources Canada, which will focus on the extraction of industrial grade silica and magnesium oxide for the production of carbon-negative cementless concrete using olivine and for other industrial customers.

Over the past 6 months, CarbonMeta Technologies has been in discussions with investment and implementation partners to develop a project plan that will comprise a mineral assessment, environmental assessment, and profitability valuation. It is anticipated that CarbonMeta Technologies and its implementation partners will begin an olivine processing and extraction pilot project in the first half of 2024.

In November 2022, CarbonMeta Technologies and Kalahari Energy (Botswana) Limited signed a Binding Memorandum of Understanding ("MoU") for a joint cooperation to process coalbed methane into hydrogen and solid carbon. CarbonMeta Technologies has been evaluating the technological and financial feasibility of alternative solutions, including the production of methanol from natural gas. CarbonMeta Technologies will have an update on this initiative in the first quarter of 2024.

About CarbonMeta Technologies Inc.

CarbonMeta Technologies (OTC PINK:COWI), headquartered in Woodinville, Wash., is a research and development company that commercializes the processing of industrial and organic waste materials to produce hydrogen and high-value carbon products economically and sustainably. CarbonMeta Technologies is working on commercializing patented and proprietary microwave catalysis processes for producing hydrogen and carbon products such as graphite, graphene and carbon nanotubes. CarbonMeta Technologies is also commercializing a proprietary CO2 capture technology for producing cementless concrete that is carbon-negative and captures up to 10% CO2 by weight during production. The company is based in Woodinville, Washington, and has several subsidiaries, each with its own focus on high-value solutions for environmental sustainability.

For more information about CarbonMeta Technologies, please visit www.CarbonMetaTech.com.

About Carbon Conversion Group, Inc.

Carbon Conversion Group, headquartered in Murfreesboro, Tennessee., is dedicated to revolutionizing the recycling and construction industries by developing and scaling up cutting-edge technologies and solutions that address critical environmental challenges. Our focus lies in upcycling landfilled designated plastic waste, producing sustainable hydrogen gas, high-value carbon products, and exploring other sustainable products.

For more information about Carbon Conversion Group, please visit www.CarbonConversionGroup.com

Forward-Looking Statement

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The ability of the Company to complete and file its Fiscal Year 2016 annual report on Form 10K relies on third parties to complete their activities. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONTACT INFORMATION

Mark Duiker

CarbonMeta Technologies Investor Relations

(206) 900-9088

Investor@CarbonMetaTech.com